Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CADRENAL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	1,100,000 shares (2)	$0.84	(3)	$924,000	$0.0001102	$101.82
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,910,000 shares (4)	$5.30	(5)	$10,123,000	$0.0001102	$1,115.56
			Total Offering Amounts				$11,047,000		$1,217.38
			Total Fee Offsets						—
			Net Fee Due						$1,217.38

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 1,100,000 shares of common stock subject to outstanding stock option awards under the Cadrenal Therapeutics, Inc. 2022 Amended and Restated Equity Incentive Plan (the “Initial Plan”). All outstanding awards under the Initial Plan will remain outstanding, but no further grants will be made under the Initial Plan, which plan has been succeeded by the Cadrenal Therapeutics, Inc. 2022 Successor Equity Incentive Plan (the “Successor Plan”). To the extent outstanding awards under the Initial Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the Successor Plan, as more fully set forth in footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $0.84 per share, which is the weighted average exercise price of outstanding awards granted under the Initial Plan.

(4)

Represents 1,910,000 shares of common stock authorized under the Successor Plan , which number consists of: (a) the 810,000 shares of common stock reserved and available for issuance pursuant to the grant of new awards under our Initial Plan, and (b) the 1,100,000 shares subject to outstanding stock options or other awards granted under our Initial Plan that on or after the Successor Plan becomes effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. To the extent outstanding awards under the Successor Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the Successor Plan. The Successor Plan provides that the maximum number of shares of common stock that may be issued under the Successor Plan will automatically increase on January 1 of each calendar year commencing on January 1, 2023 and ending on (and including) January 1, 2032, to a number of shares of common stock equal to 20% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year; provided, however that the board of directors, or the compensation committee, may act prior to January 1st of a given calendar year to provide that the increase for such year will be a lesser number of shares of common stock.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The computation is based on $5.30 per share, which is the average high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on January 20, 2023.